Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Chris Hardman	Investors:	Robin Grey
	720-888-2292		720-888-2518

	Kimberly Tulp		Valerie Finberg
	720-888-3675		720-888-2501

Level 3 Reports Fourth Quarter and Full Year 2007 Results

Fourth Quarter Financial Highlights

•                  Consolidated Revenue of $1.10 billion

•                  Net loss of $91 million or $0.06 per share

•                  Consolidated Adjusted EBITDA of $246 million

•                  Positive Free Cash Flow of $41 million

BROOMFIELD, Colo., February 7, 2008 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $1.10 billion for the fourth quarter 2007, compared to consolidated revenue of $1.06 billion for the third quarter 2007. For the full year 2007, consolidated revenue increased to $4.27 billion, compared to $3.38 billion in 2006.

The net loss for the fourth quarter 2007 was $91 million, or $0.06 per share, compared to a net loss of $174 million, or $0.11 per share, for the previous quarter. The net loss for 2007 was $1.11 billion, or $0.73 per share, compared to a net loss of $744 million, or $0.74 per share in 2006.

Consolidated Adjusted EBITDA(1) increased to $246 million in the fourth quarter 2007, compared to $215 million for the third quarter 2007. Consolidated Adjusted EBITDA increased to $824 million for the full year 2007, compared to $682 million for 2006.

“During the quarter, we made a number of organizational, process and systems improvements to better align our sales, service and operational capabilities,” said James Crowe, CEO of Level 3.  “And while we still have more work to do, these actions have significantly reduced our aged backlog of signed sales orders, improved our customer experience, and paved the way to accelerate future revenue growth. Financial performance for the quarter was solid, with particularly strong growth in Core Communications Services Revenue, Unlevered Cash Flow and Free Cash Flow.”

Fourth Quarter 2007 and Full Year 2007 and 2006 Financial Results

Metric ($ in millions)	Consolidated Fourth Quarter 2007 Results	Fourth Quarter 2007 Projections(1)	Consolidated Full Year 2007 Results	Full Year 2007 Projections(1)	Consolidated Full Year 2006 Results
Revenue
Core Communications Services(2)	$955	$930 - 950	$3,622	$3,597- 3,617	$1,973
Other Communications Services	$56	$55 - 60	$274	$273 - 278	$445
SBC Contract Services	$73	$65 - 85	$303	$295 - $315	$893
Total Communications Revenue	$1,084	$1,050 - 1,095	$4,199	$4,165 - 4,210	$3,311
Other Revenue	$16		$70		$67
Total Consolidated Revenue	$1,100		$4,269		$3,378
Consolidated Adjusted EBITDA(3) (4) (5)	$246	$235 - 255	$824	$813 - 833	$682
Capital Expenditures	$153		$633	$600 - 650	$392
Unlevered Cash Flow (5)	$146		$89		$324
Free Cash Flow (5)	$41		$(402)		$(171)
Communications Gross Margin (5)	59%		58%		56%
Communications Adjusted EBITDA Margin (5)	23%		20%		20%

(1)          Projections issued October 23, 2007

(2)          Includes termination revenue of $2 million in the fourth quarter 2007, and $8 million and $9 million for the full year 2007 and 2006, respectively

(3)          Consolidated Adjusted EBITDA excludes $50 million in non-cash compensation expense for the fourth quarter 2007, and $122 million and $84 million for the full year 2007 and 2006, respectively.

(4)          Consolidated Adjusted EBITDA includes $5 million in cash restructuring charges in the fourth quarter 2007, and a total of  $11 million and $5 million in cash restructuring charges for 2007 and 2006, respectively

(5)          See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Communications Business

Revenue

Total Communications Revenue for the fourth quarter 2007 was $1.08 billion, versus $1.04 billion for the previous quarter. The company recognized $2 million in termination revenue during the fourth quarter 2007 and $5 million in termination revenue during the third quarter 2007.

Total Communications Revenue for 2007 was $4.20 billion, compared to $3.31 billion in 2006.

Communications Revenue ($ in millions)	Fourth Quarter 2007 (1)	Third Quarter 2007 (1)	Percent Change	Full Year 2007	Full Year 2006	Percent Change
Transport and Infrastructure	$452	$438	3%	$1,716	$1,014	69%
IP and Data	$153	$144	6%	$584	$301	94%
Voice	$310	$291	7%	$1,182	$536	121%
Vyvx(2)	$40	$36	11%	$140	$122	15%
Total Core Communications Services	$955	$909	5%	$3,622	$1,973	84%

Other Communications Services	$56	$63	(11)%	$274	$445	(38)%

SBC Contract Services	$73	$71	3%	$303	$893	(66)%

Total Communications Revenue	$1,084	$1,043	4%	$4,199	$3,311	27%

(1)          Communications revenue for the fourth quarter includes a full quarter of revenue of approximately $2 million and $1 million in the third quarter from Servecast, which closed on July 11, 2007

(2)          Includes revenues associated with the Vyvx Ads business of approximately $11 million and $10 million for the fourth and third quarter 2007, respectively, and $36 million and $35 million for the full year 2007 and 2006, respectively

Core Communications Services

Core Communications Services revenue, which includes transport and infrastructure, IP and Data, Voice and Vyvx, increased quarter over quarter by 5 percent.

For the full year 2007, Core Communications Services revenue was approximately $3.62 billion, an increase of 84 percent from 2006. Year over year revenue growth was primarily from acquisitions and organic growth.

For the fourth quarter and full year 2007, respectively, the percent of Core Communications Services revenue by each market group was:

•                  Wholesale Markets Group — 56 percent for the fourth quarter and full year 2007

•                  Business Markets Group — 25 percent for the fourth quarter and 26 percent for the full year 2007

•                  Content Markets Group — 11 percent for the fourth quarter and full year 2007

•                  European Markets Group — 8 percent for the fourth quarter and 7 percent for the full year 2007

Other Communications Services

Other Communications Services revenue declined 11 percent to $56 million during the fourth quarter as a result of expected declines in managed modem and managed services.

SBC Contract Services

SBC Contract Services increased by 3 percent to $73 million from the previous quarter, and includes a final $16 million quality of service performance bonus. This is the last such bonus for which the company is eligible.

As previously disclosed, SBC intends to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by WilTel, a company subsequently acquired by Level 3. Under the terms of this agreement, SBC agreed to pay WilTel a minimum amount of gross margin regardless of the actual revenue generated under the agreement.  The agreement, which continues through 2009, has $36 million in gross margin commitment remaining.

Deferred Revenue

The communications deferred revenue balance was $929 million at the end of the fourth quarter 2007, compared to $930 million at the end of the third quarter.

Cost of Revenue

Communications cost of revenue for the fourth quarter 2007 increased to $444 million, versus $438 million in the previous quarter. Cost of revenue increased during the quarter as a result of growth in Core Communications Services revenue. For the full year 2007, communications cost of revenue was $1.77 billion, compared to $1.46 billion for the full year 2006.

Communications gross margin(1) was 59 percent for the fourth quarter 2007, versus 58 percent for the third quarter. The increase in communications gross margin is primarily attributable to growth in Core Communications Services revenue and the SBC quality of service performance bonus.

Communications gross margin was 58 percent for the full year 2007, compared to 56 percent for the full year 2006.

Selling, General and Administrative Expenses (SG&A)

Communications SG&A expenses were $439 million for the fourth quarter 2007, versus $413 million for the previous quarter. SG&A increased during the quarter due to an increase in non-cash compensation expenses, offset by a decrease in incentive-based compensation. The fourth and third quarter 2007 Communications SG&A expenses include $50 million and $24 million, respectively, of non-cash compensation expense. Non-cash compensation increased during the quarter due to year end 401(k) contributions and the effect of additional accruals required for employees that are eligible for accelerated vesting of long term incentive awards at retirement.

Communications SG&A expenses were $1.72 billion for 2007, versus $1.25 billion for 2006. SG&A expenses increased during 2007 primarily due to expenses associated with the operations of Broadwing, which was acquired in January 2007.

Adjusted EBITDA

Adjusted EBITDA(1) for the communications business increased to $246 million for the fourth quarter 2007, compared to $215 million for the previous quarter.

Communications Adjusted EBITDA margin(1) improved to 23 percent for the fourth quarter 2007, versus 21 percent in the previous quarter.

Fourth quarter Communications Adjusted EBITDA excludes $50 million of non-cash compensation expense and includes $5 million of cash restructuring charges related to integration activities. Third quarter Communications Adjusted EBITDA excludes $24 million of non-cash compensation expense and includes a $1 million cash restructuring charge related to integration activities.

Communications Adjusted EBITDA increased by 22 percent to $823 million in 2007, compared to $677 million for 2006.

Income Taxes

Income tax benefit for the fourth quarter 2007 was $20 million.  The benefit in the fourth quarter was primarily the result of reversing $23 million of the valuation allowance against the company’s tax net operating loss carry forwards (NOLs) to reflect the fact that the company now expects that it will be able to use this portion of its NOLs against certain state taxable income in the future.

Consolidated Cash Flow and Liquidity

During the fourth quarter 2007, Unlevered Cash Flow(1) was positive $146 million, versus positive $76 million for the previous quarter. This increase was a result of improvements in working capital and increases in Consolidated Adjusted EBITDA.  Consolidated Free Cash Flow for the fourth quarter was positive $41 million, versus negative $54 million for the previous quarter, primarily from improvements in cash flow as a result of reductions in Days Sales Outstanding, as well as lower net cash interest expense for the period.

For the full year 2007, unlevered cash flow was positive $89 million compared to positive $324 million in 2006, and consolidated free cash flow was negative $402 million in 2007 compared to negative $171 million in 2006. Consolidated capital expenditures for the company totaled $633 million for the full year 2007 compared to $392 million in 2006.

As of December 31, 2007, the company had cash and marketable securities of approximately $723 million.

Corporate Transactions

On December 19, 2007, Level 3 announced that it has signed a definitive agreement to sell the advertising distribution business of Vyvx to DG FastChannel, Inc. Under the terms of the agreement, Level 3 will receive total consideration of $129 million payable in cash at closing, subject to customary working capital and other post-closing adjustments.  The transaction is expected to close in the first half of 2008, subject to required regulatory approvals.

Integration Update

“During the quarter, we improved our provisioning capability by both increasing resources and through process improvement,” said Kevin O’Hara, president and COO of Level 3. “Our customer experience has improved, and we are continuing to make process and organizational changes to further improve our capabilities.

“Over the course of the last quarter, we reduced the size of our aged backlog of signed sales orders by approximately 75 percent. Additionally, for four of the last five months, we installed more services than we sold, in part due to provisioning improvements and in part due to lower sales. And, while the sales funnel increased in December and January, sales rates remain below those of the first half of 2007. Consequently, we are now focusing a significant amount of effort on increasing sales rates to levels that we have previously demonstrated we can achieve, to take advantage of the increased provisioning capacity that we believe exists.

“We made progress as expected in the implementation of Project Unity, our initiative to provide a unifying set of business processes and support systems. As we introduce Unity platforms, we are able to retire legacy systems that have contributed to our operational complexity.  We have now retired over 350 legacy applications.  During the quarter, we increased the training in Unity applications and continued developing rigorous methods and procedures documentation for the full service delivery process.”

Financial Disclosure

Beginning with its first quarter 2008 results, the company will aggregate revenue from Transport and Infrastructure, IP and Data, non-wholesale Voice and Vyvx services, and report those results as Core Network Services revenue.  Domestic voice termination, international voice termination and toll free services will be totaled and reported as Wholesale Voice Services revenue. Using this categorization, fourth quarter 2007 Communications Services revenue would have been reported as shown in the table below:

Communications Services Revenue ($ in millions)	Fourth Quarter 2007
Core Network Services	$783
Wholesale Voice Services	$172
Total Core Communications Services	$955

Other Communications Services	$56

SBC Contract Services	$73

Total Communications Services Revenue	$1,084

Beginning with its first quarter 2008 results, the company will report Core Communications Services revenues in dollars for each of its market groups, Wholesale, Business, Content and Europe.  In the fourth quarter 2007, the revenue by market group would have been reported as shown in the table below:

Core Communications Services Revenue ($ in millions)	Fourth Quarter 2007
Wholesale Markets Group	$536
Business Markets Group	$239
Content Markets Group	$105
European Markets Group	$75
Total Core Communications Services Revenue	$955

Additionally, the company will not be providing quarterly guidance beginning with 2008. “We believe that quarterly guidance is subject to volatility from seasonal and usage patterns and is of limited value to long term investors,” said Sunit Patel, CFO of Level 3. “Alternatively, we plan to comment on projected revenue, expense, cash flow and other longer term trends that we believe are better indicators of long term value creation.”

2008 Business Outlook

“We continue to expect growth in the 8 to 13 percent range for Core Communications Services revenue for the full year 2008,” said Patel. “We expect growth to pick up over the course of the year consistent with historical trends and that our sales and install rates will increase over the course of the year compared to what we experienced in the second half of 2007. In addition, we expect 2008 Consolidated Adjusted EBITDA to range from $950 million to $1.10 billion in 2008. We expect capital expenditures to be 12 to 14 percent of communications revenue in 2008.  With minimal integration capital expenditures this year, our total 2008 capital expenditures should be much lower than the $633 million we incurred in 2007.

“In the first quarter 2008, we expect to experience the pattern of seasonality with regards to certain Core Communications Services revenue that we have seen over the last few years, with seasonally high revenue in the fourth quarter and seasonally lower revenue in the first quarter.”

Level 3 expects Consolidated Adjusted EBITDA to decrease in the first quarter, primarily as a result of two items. First, the company will no longer receive performance bonuses associated with the SBC contract.  In the fourth quarter 2007 that bonus totaled $16 million.  In addition, the company lowered its accrual for incentive compensation in the fourth quarter for a one time reduction of $21 million.

“Over the course of last year, our free cash flow losses went down materially and we were cash flow positive in the fourth quarter,” said Patel. “Our cash flow is expected to be negative in the first quarter due to higher working capital use, lower Consolidated Adjusted EBITDA, and higher net cash interest expense of $140 million compared to $105 million in the fourth quarter of 2007. In subsequent quarters, we expect to continue the trend of reducing our cash flow losses. We expect overall cash flow losses in 2008 to be a fraction of comparable quarters in 2007 with most of our cash flow loss for 2008 occurring in the first quarter.”

Net cash interest expense is expected to be approximately $510 million in 2008.

Summary

“We have two primary goals for 2008,” said Crowe. “The first is to increase our sales and installation rates to levels that take full advantage of existing, demonstrated demand for our service offerings. Our second objective is to achieve sustainable, positive free cash flow as soon as reasonably possible. As such, we expect to be free cash flow positive for the full year 2009.

“Achievement of both these goals will help assure that our investors will benefit from both a strong market environment for our services and from the significant opportunity to continue to expand our network scale. Given our focus on operational improvement and our demonstrated operating and financial leverage, we believe we can achieve both of these objectives over the next several quarters.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s fourth quarter results at 10 a.m. EST today. To join the call, please dial 612-332-1213. A live broadcast of the call can also be heard on Level 3’s Web site at http://www.level3.com/q0407report.html.

An audio replay of the call will be available until 11:59 p.m. EST on Thursday, February 21, 2008, by dialing 320-365-3844 access code 906704. The archived webcast of the fourth quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at http://www.level3.com/investor_relations/index.html. For additional information please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting more than 180 markets in 19 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, and content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service, product or company names recited herein may be trademarks or service marks of their respective owners.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

1)  Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The Company provides projections that include non-GAAP metrics that the Company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted EBITDA, Communications Gross Margin, Communications Adjusted EBITDA Margin, Unlevered Cash Flow and Consolidated Free Cash Flow. Certain of the following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only projections, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the Company’s Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the Company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the Company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the Company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold.  Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.  Cost of revenue does not include depreciation and amortization.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third party network services costs; in essence, a measure of the efficiency of the Company’s network.

Communications Gross Margin ($ in millions)	Q407	Q307
Communications Revenue	$1,084	$1,043
Communications Cost of Revenue	$444	$438
Communications Gross Margin ($)	$640	$605
Communications Gross Margin (%)	59%	58%

Communications Gross Margin	Year Ended December 31,
($ in millions)	2007	2006
Communications Revenue	$4,199	$3,311
Communications Cost of Revenue	$1,769	$1,460
Communications Gross Margin ($)	$2,430	$1,851
Communications Gross Margin (%)	58%	56%

Consolidated Adjusted EBITDA is defined as net income/(loss) from the consolidated condensed statements of operations before gain/(loss) from discontinued operations, income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors.  Management has adjusted consolidated EBITDA to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Consolidated Adjusted EBITDA also excludes interest income, interest expense, income taxes and gain (loss) on extinguishment of debt because these items are associated with the Company’s capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow.  Consolidated Adjusted EBITDA excludes other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, gain/(loss) on early extinguishment of debt and net other income/(expense). Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted EBITDA Three Months Ended December 31, 2007 ($ in millions)	Comm- unications	Information Services	Other	Con- solidated
Net Earnings (Loss)	$(89)	$—	$(2)	$(91)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$(20)	$—	$—	$(20)
Total Other (Income) Expense	$82	$—	$—	$82
Non-Cash Impairment Charge	$—	$—	$—	$—
Depreciation and Amortization Expense	$223	$—	$2	$225
Non-Cash Stock Compensation Expense	$50	$—	$—	$50
Consolidated Adjusted EBITDA	$246	$—	$—	$246

Consolidated Adjusted EBITDA Three Months Ended September 30, 2007 ($ in millions)	Comm- unications	Information Services	Other	Con- solidated
Net Earnings (Loss)	$(178)	$—	$4	$(174)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$2	$—	$(6)	$(4)
Total Other (Income) Expense	$120	$—	$—	$120
Non-Cash Impairment Charge	$—	$—	$—	$—
Depreciation and Amortization Expense	$247	$—	$2	$249
Non-Cash Stock Compensation Expense	$24	$—	$—	$24
Consolidated Adjusted EBITDA	$215	$—	$—	$215

Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2007 ($ in millions)	Comm- unications	Information Services	Other	Con- solidated
Net Earnings (Loss)	$(1,113)	$—	$(1)	$(1,114)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$(17)	$—	$(5)	$(22)
Total Other (Income) Expense	$895	$—	$—	$895
Non-Cash Impairment Charge	$1	$—	$—	$1
Depreciation and Amortization Expense	$935	$—	$7	$942
Non-Cash Stock Compensation Expense	$122	$—	$—	$122
Consolidated Adjusted EBITDA	$823	$—	$1	$824

Consolidated Adjusted EBITDA Three Months Ended December 31, 2006 ($ in millions)	Comm- unications	Information Services	Other	Con- solidated
Net Earnings (Loss)	$(243)	$—	$6	$(237)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$4	$—	$—	$4
Total Other (Income) Expense	$194	$—	$(1)	$193
Non-Cash Impairment Charge	$—	$—	$—	$—
Depreciation and Amortization Expense	$199	$—	$(2)	$197
Non-Cash Stock Compensation Expense	$32	$—	$—	$32
Consolidated Adjusted EBITDA	$186	$—	$3	$189

Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2006 ($ in millions)	Comm- unications	Information Services	Other	Con- solidated
Net Earnings (Loss)	$(800)	$46	$10	$(744)
(Income) Loss from Discontinued Operations	$—	$(46)	$—	$(46)
Income Tax (Benefit) Expense	$4	$—	$(2)	$2
Total Other (Income) Expense	$652	$—	$(4)	$648
Non-Cash Impairment Charge	$8	$—	$—	$8
Depreciation and Amortization Expense	$729	$—	$1	$730
Non-Cash Stock Compensation Expense	$84	$—	$—	$84
Consolidated Adjusted EBITDA	$677	$—	$5	$682

Communications Adjusted EBITDA Margin ($ in millions)	Q407	Q307
Communications Revenue	$1,084	$1,043
Communications Adjusted EBITDA	$246	$215
Communications Adjusted EBITDA Margin	23%	21%

Communications Adjusted EBITDA Margin	Year Ended December 31,
($ in millions)	2007	2006
Communications Revenue	$4,199	$3,311
Communications Adjusted EBITDA	$823	$677
Communications Adjusted EBITDA Margin	20%	20%

Projected Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2008	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(630)	$(430)
Total Other (Income) Expense	$540	$510
Depreciation and Amortization Expense	$920	$880
Non-Cash Stock Compensation Expense	$120	$140
Consolidated Adjusted EBITDA	$950	$1,100

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended December 31, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$194	$194
Capital Expenditures	$(153)	$(153)
Cash Interest Paid	$114	N/A
Interest Income	$(9)	N/A
Total	$146	$41

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended September 30, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$101	$101
Capital Expenditures	$(155)	$(155)
Cash Interest Paid	$142	N/A
Interest Income	$(12)	N/A
Total	$76	$(54)

Unlevered Cash Flow and Consolidated Free Cash Flow Twelve Months Ended December 31, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$231	$231
Capital Expenditures	$(633)	$(633)
Cash Interest Paid	$545	N/A
Interest Income	$(54)	N/A
Total	$89	$(402)

Unlevered Cash Flow and Consolidated Free Cash Flow Twelve Months Ended December 31, 2006 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$221	$221
Capital Expenditures	$(392)	$(392)
Cash Interest Paid	$559	N/A
Interest Income	$(64)	N/A
Total	$324	$(171)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions, except per share data)	2007	2007	2006	2007	2006
Revenue:
Communications	$1,084	$1,043	$830	$4,199	$3,311
Other	16	18	16	70	67
Total Revenue	1,100	1,061	846	4,269	3,378

Costs and Expenses:
Cost of Revenue	459	454	324	1,833	1,517
Depreciation and Amortization	225	249	197	942	730
Selling, General and Administrative, including non-cash compensation of $50, $24, $32, $122 and $84, respectively	440	415	365	1,723	1,258
Restructuring Charges, including non-cash impairment charges of $-, $-, $-, $1 and $8, respectively	5	1	—	12	13
Total Costs and Expenses	1,129	1,119	886	4,510	3,518

Operating Loss	(29)	(58)	(40)	(241)	(140)

Other Income (Loss), net:
Interest Income	9	12	20	54	64
Interest Expense	(136)	(138)	(167)	(577)	(648)
Loss on Extinguishment of Debt	—	—	(54)	(427)	(83)
Other Income (Expense)	45	6	8	55	19
Other Income (Loss)	(82)	(120)	(193)	(895)	(648)

Loss from Continuing Operations Before Income Taxes	(111)	(178)	(233)	(1,136)	(788)

Income Tax Benefit (Expense)	20	4	(4)	22	(2)

Loss from Continuing Operations	(91)	(174)	(237)	(1,114)	(790)

Gain from Discontinued Operations	—	—	—	—	13
Gain on Sale of Discontinued Operations	—	—	—	—	33
Income from Discontinued Operations	—	—	—	—	46

Net Loss	$(91)	$(174)	$(237)	$(1,114)	$(744)

Basic and Diluted Loss per Share:
Loss from Continuing Operations	$(0.06)	$(0.11)	$(0.20)	$(0.73)	$(0.79)
Income from Discontinued Operations	—	—	—	—	0.05
Net Loss	$(0.06)	$(0.11)	$(0.20)	$(0.73)	$(0.74)

Weighted Average Shares Outstanding (in thousands):
Basic and Diluted	1,536,736	1,534,029	1,176,525	1,517,616	1,003,255

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	September 30,	December 31,
(dollars in millions)	2007	2007	2006
Assets

Current Assets:
Cash and cash equivalents	$714	$642	$1,681
Marketable securities	9	55	235
Restricted securities	23	27	46
Accounts receivable, less allowances of $20, $18 and $17, respectively	395	438	326
Other	88	106	101
Total Current Assets	1,229	1,268	2,389

Property, Plant and Equipment, net	6,669	6,709	6,468

Restricted Securities	101	94	90

Goodwill and Other Intangibles, net	2,101	2,116	919

Other Assets, net	145	129	128
	$10,245	$10,316	$9,994

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$396	$395	$391
Current portion of long-term debt	32	31	5
Accrued payroll and employee benefits	97	77	92
Accrued interest	128	111	143
Deferred revenue	166	155	128
Other	139	171	156
Total Current Liabilities	958	940	915

Long-Term Debt, less current portion	6,832	6,833	7,357

Deferred Revenue	763	775	767

Other Liabilities	622	590	581

Stockholders’ Equity	1,070	1,178	374
	$10,245	$10,316	$9,994

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in millions)	2007	2007	2006
Cash Flows from Operating Activities:
Net loss	$(91)	$(174)	$(237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	225	249	197
Non-cash compensation expense attributable to stock awards	50	24	32
Loss on extinquishment of debt, net	—	—	54
Gain on sale of property, plant and equipment and other assets	(38)	—	(2)
Amortization of debt issuance costs	4	3	4
Accreted interest on discount debt	1	6	10
Accrued interest on long-term debt	17	(13)	39
Deferred income taxes	(23)	—	—
Changes in working capital items net of amounts acquired:
Receivables	43	20	30
Other current assets	19	25	10
Payables	9	(3)	(15)
Deferred revenue	(7)	(17)	(4)
Other current liabilities	(22)	(15)	(9)
Other	7	(4)	3
Net Cash Provided by Operating Activities	194	101	112

Cash Flows from Investing Activities:
Capital expenditures	(153)	(155)	(141)
Proceeds from sale of discontinued operations, net of cash sold	(2)	—	(3)
Proceeds from sale and maturity of marketable securities	45	—	275
Proceeds from sale of property, plant and equipment	1	2	2
(Increase) decrease in restricted cash and securities, net	(3)	2	—
Acquisitions, net of cash acquired, and investments	(8)	(46)	(3)
Net Cash Provided by (Used in) Investing Activities	(120)	(197)	130

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	(3)	1,249
Proceeds from warrants and stock-based equity plans	—	2	—
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(2)	(1)	(543)
Net Cash Provided by (Used in) Financing Activities	(2)	(2)	706

Effect of Exchange Rates on Cash	—	1	2

Net Change in Cash and Cash Equivalents	72	(97)	950

Cash and Cash Equivalents at Beginning of Period	642	739	731

Cash and Cash Equivalents at End of Period	$714	$642	$1,681

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$114	$142	$114

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities	$723	$697	$1,916